Filed Pursuant to Rule 433

Registration No. 333-278184-01

Florida Power & Light Company

Pricing Term Sheet

December 2, 2025

Issuer:	Florida Power & Light Company

Designations:	First Mortgage Bonds, 4.70% Series due February 15, 2036 (“2036 Offered Bonds”)

	First Mortgage Bonds, 5.60% Series due February 15, 2066 (“2066 Offered Bonds”, and together with the 2036 Offered Bonds, the “Bonds”)

Registration Format:	SEC Registered

Principal Amount:	2036 Offered Bonds:	$650,000,000
	2066 Offered Bonds:	$1,150,000,000

Date of Maturity:	2036 Offered Bonds:	February 15, 2036
	2066 Offered Bonds:	February 15, 2066

Interest Payment Dates:	Semi-annually in arrears on February 15 and August 15, beginning August 15, 2026

Coupon Rate:	2036 Offered Bonds:	4.70%
	2066 Offered Bonds:	5.60%

Price to Public:	2036 Offered Bonds:	99.665% of the principal amount thereof
	2066 Offered Bonds:	99.252% of the principal amount thereof

Benchmark Treasury:	2036 Offered Bonds:	4.000% due November 15, 2035
	2066 Offered Bonds:	4.750% due August 15, 2055

Benchmark Treasury Yield:	2036 Offered Bonds:	4.090%
	2066 Offered Bonds:	4.746%

Spread to Benchmark Treasury Yield:	2036 Offered Bonds:	65 basis points
	2066 Offered Bonds:	90 basis points

Reoffer Yield:	2036 Offered Bonds:	4.740%
	2066 Offered Bonds:	5.646%

Optional Redemption:	2036 Offered Bonds: Prior to November 15, 2035 (the “2036 Offered Bonds Par Call Date”) redeemable in whole or in part at any time and from time to time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2036 Offered Bonds matured on the 2036 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 10 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2036 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2036 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2036 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

	2066 Offered Bonds: Prior to August 15, 2065 (the “2066 Offered Bonds Par Call Date”) redeemable in whole or in part at any time and from time to time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2066 Offered Bonds matured on the 2066 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2066 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2066 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2066 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

Call for Tax Credit Event:	In whole but not in part at 101% of the principal amount plus accrued and unpaid interest

Trade Date:	December 2, 2025

Settlement Date:*	December 5, 2025 (T+3)

CUSIP / ISIN Number:	2036 Offered Bonds:	341081 HA8 / US341081HA84
	2066 Offered Bonds:	341081 HB6 / US341081HB67

Expected Credit Ratings:**
Moody’s Investors Service Inc.	“Aa2” (stable)
S&P Global Ratings	“A+” (stable)
Fitch Ratings, Inc.	“AA-” (stable)

Joint Book-Running Managers:
BBVA Securities Inc.
BNY Mellon Capital Markets, LLC
J.P. Morgan Securities LLC
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
BNP Paribas Securities Corp.
Capital One Securities, Inc.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Fifth Third Securities, Inc.
ING Financial Markets LLC
PNC Capital Markets LLC
RBC Capital Markets, LLC
Regions Securities LLC
Wells Fargo Securities, LLC

Co-Managers:
Academy Securities, Inc.
DZ Financial Markets LLC
Hancock Whitney Investment Services, Inc.
Huntington Securities, Inc.
M&T Securities, Inc.
Park Place Capital Securities Corp.
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

Junior Co-Managers:
AmeriVet Securities, Inc.
CastleOak Securities, L.P.
Independence Point Securities LLC

*

It is expected that delivery of the Offered Bonds will be made against payment therefor on or about December 5, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Offered Bonds prior to the first business day before delivery of the Offered Bonds should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**

A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “Tax Credit Event” and “Treasury Rate” have the meanings ascribed to such terms in the Issuer’s Preliminary Prospectus Supplement, dated December 2, 2025.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll-free at (800) 422-8692; BNY Mellon Capital Markets, LLC toll-free at (800) 269-6864; J.P. Morgan Securities LLC collect at (212) 834-4533; SMBC Nikko Securities America, Inc. toll-free at (888) 868-6856; and U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.

[Letterhead of Morgan, Lewis & Bockius LLP]

December 2, 2025

VIA EDGAR TRANSMISSION

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Florida Power & Light Company

Registration Statement No. 333-278184-01

Ladies and Gentlemen:

Pursuant to the requirements of Rule 433 of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, we transmit herewith, for filing via the EDGAR system, a copy of a Free Writing Prospectus, dated December 2, 2025, relating to the public offering by Florida Power & Light Company of $650,000,000 principal amount of its First Mortgage Bonds, 4.70% Series due February 15, 2036 and $1,150,000,000 principal amount of its First Mortgage Bonds, 5.60% Series due February 15, 2066.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP,
Counsel to Florida Power & Light Company

By:	/s/ Thomas P. Giblin, Jr.
Thomas P. Giblin, Jr.

Enclosure